For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE COMPLETES ENROLLMENT IN PHASE 3 CYSTIC FIBROSIS TRIAL

DURHAM, NC - OCTOBER 4, 2007 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that it has completed patient enrollment in TIGER-1, the first of two planned pivotal Phase 3 clinical trials with denufosol tetrasodium inhalation solution for the treatment of cystic fibrosis (CF). The Company expects top-line efficacy data from TIGER-1 to be available mid-year 2008, which is earlier than previously projected.

TIGER-1, initiated in July 2006, is a double-blind, placebo-controlled, randomized study comparing 60 mg of denufosol to placebo, administered three times daily by jet nebulizer, in approximately 350 patients with mild CF lung disease. The approximate mean age of patients enrolled in TIGER-1 is 14 years. The trial includes a 24-week efficacy and safety portion, followed by a 24-week open-label denufosol safety extension. Of the patients who have completed the efficacy portion to date, approximately 98% are currently enrolled in the safety extension. The primary efficacy endpoint is change from baseline in FEV1 (forced expiratory volume in one second) in liters at the 24-week time point.

Inspire also announced today the anticipated timing of TIGER-2, the second Phase 3 clinical trial with denufosol. Inspire will work initially with select CF treatment centers in the United States and Canada for the remainder of 2007 to prepare for patient enrollment. The Company expects to have a staged enrollment process, with the first phase to begin in select U.S. and Canadian sites in the early part of 2008. Subsequently, Inspire intends to commence international site enrollment in the second half of 2008 as additional countries become eligible to be included from a regulatory perspective.

"We are very excited to have reached this milestone in the Phase 3 development of denufosol, a novel compound that has the potential to treat the underlying cause of CF," stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. "We would like to thank the dedicated investigators and study coordinators for their efforts to complete enrollment in a rapid fashion.  Further, we would like to thank the Therapeutics Development Network and the Cystic Fibrosis Foundation for their effective efforts in raising awareness of denufosol and the importance of participating in clinical trials."

"The smooth and rapid enrollment in TIGER-1 demonstrates a strong interest in denufosol as a potential part of the treatment regimen for mild CF patients," stated Frank J. Accurso, M.D., Professor of Pediatrics and Cystic Fibrosis Center Director, University of Colorado and The Children's Hospital Denver, and lead principal investigator of TIGER-1. "An early intervention treatment for CF could be an important part of treating this disease."

About Denufosol Tetrasodium

Based on pre-clinical and clinical work, denufosol, a selective P2Y2 receptor agonist, has several pharmacological actions contributing to its mechanism of action: hydration of the airways by stimulating chloride and liquid secretions on the epithelial cell surface; inhibition of epithelial sodium absorption; enhancement of ciliary beat frequency; and stimulation of mucin secretion. Denufosol for the treatment of cystic fibrosis has been granted Fast Track designation and orphan drug status in the United States by the FDA and orphan drug designation in Europe by the European Medicines Agency (EMEA).

About Cystic Fibrosis

Cystic fibrosis is a life-threatening disease involving a genetic mutation that disrupts the cystic fibrosis transmembrane regulator (CFTR) protein, resulting in poorly hydrated, thickened mucous secretions in the lungs, as well as severely impaired mucociliary clearance. According to the CF Foundation, as published in 2006, the median life expectancy for CF patients is approximately 37 years. There are approximately 30,000 diagnosed CF patients in the United States, included in an estimated 75,000 total in the eight major international prescription pharmaceutical markets.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite™ (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to the timing or outcome of the top-line efficacy data, or any other data, relating to TIGER-1; the commencement, other timing, staging, enrollment, location of treatment centers, regulatory eligibility, if any, for initiating enrollment in other jurisdictions, or outcomes relating to TIGER-2. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration and Canadian regulatory authorities. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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